Exhibit 99.1

NeuroBo Pharmaceuticals Announces Strategic Realignment Ahead of Important Clinical Milestones with Name Change to MetaVia - Reflecting the Company’s Focus on Cardiometabolic Diseases

New Nasdaq Ticker Symbol will be MTVA

CAMBRIDGE, Mass., November 18, 2024 – NeuroBo Pharmaceuticals, Inc. (Nasdaq: NRBO), a clinical-stage biotechnology company focused on transforming cardiometabolic diseases, today announced a strategic realignment, ahead of important clinical milestones, with a corporate name change to “MetaVia Inc.,” which will be effective on November 29, 2024 (the “Effective Date”).  In parallel, the Company’s common stock will begin trading on the Nasdaq Stock Market under the new ticker symbol, “MTVA,” which is expected to be operative as of the Effective Date. As part of its corporate name change, the company will also launch a new website, metaviatx.com, and a new company logo, on the Effective Date.

The Company's CUSIP number and transfer agent will remain unchanged. Shareholders were not required to take any specific action with respect to the corporate name change or new ticker symbol. The corporate name change and new ticker symbol will not impact the Company’s operations, management or structure.

“Our corporate name change to MetaVia, ahead of important clinical milestones, represents the final step in our transition to develop innovative therapies for the management of cardiometabolic diseases, since in-licensing our two next generation assets from our strategic partner, Dong-A ST Co., Ltd., targeting the obesity and metabolic dysfunction-associated steatohepatitis (MASH) markets,” stated Hyung Heon Kim, President and Chief Executive Officer of NeuroBo. “We remain well-funded following our successful June financing of up to $70 million in aggregate gross proceeds, with $20 million upfront and $50 million of clinical milestone-based warrants.

“As previously announced, in December 2024, we expect to report data from the Phase 2a clinical trial evaluating the efficacy and safety of DA-1241, a novel G-Protein-Coupled Receptor 119 (GPR119) agonist for the treatment of MASH. Additionally, in the first quarter of next year, we anticipate reporting top-line data from the planned cohorts from the multiple ascending dose (MAD) portion of our Phase 1 clinical trial of DA-1726, a novel, dual oxyntomodulin (OXM) analog agonist that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR), for the treatment of obesity. Based on the preclinical data generated to date, as well as DA-1726’s balanced activation of GLP1R and glucagon receptors, which increases energy expenditure, we believe that DA-1726 may become a best-in-class obesity drug with a better tolerability profile than currently marketed GLP-1 agonists, and those now in late-stage clinical trials.”

About NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc. is a clinical-stage biotechnology company focused on transforming cardiometabolic diseases. The company is currently developing DA-1726 for the treatment of obesity, and is developing DA-1241 for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH).

DA-1726 is a novel oxyntomodulin (OXM) analogue that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists. DA-1241 is a novel G-protein-coupled receptor 119 (GPR119) agonist that promotes the release of key gut peptides GLP-1, GIP, and PYY. In pre-clinical studies, DA-1241 demonstrated a positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control.

For more information, please visit www.neurobopharma.com.

Forward Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes", "expects", "anticipates", "may", "will", "should", "seeks", "approximately", “potential”, "intends", "projects", "plans", "estimates" or the negative of these words or other comparable terminology (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, without limitation, those risks associated with NeuroBo's ability to execute on its commercial strategy; the timeline for regulatory submissions; the ability to obtain regulatory approval through the development steps of NeuroBo's current and future product candidates; the ability to realize the benefits of the license agreement with Dong-A ST Co. Ltd., including the impact on future financial and operating results of NeuroBo; the cooperation of NeuroBo's contract manufacturers, clinical study partners and others involved in the development of NeuroBo's current and future product candidates; potential negative interactions between NeuroBo's product candidates and any other products with which they are combined for treatment; NeuroBo's ability to initiate and complete clinical trials on a timely basis; NeuroBo's ability to recruit subjects for its clinical trials; whether NeuroBo receives results from NeuroBo's clinical trials that are consistent with the results of pre-clinical and previous clinical trials; impact of costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; the effects of changes in applicable laws or regulations; the effects of changes to NeuroBo's stock price on the terms of the license agreement and any future fundraising; and other risks and uncertainties described in NeuroBo's filings with the Securities and Exchange Commission, including NeuroBo's most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date when made. NeuroBo does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

NeuroBo Pharmaceuticals

Marshall H. Woodworth

Chief Financial Officer

+1-857-299-1033

marshall.woodworth@neurobopharma.com

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com